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                                                                 EXHIBIT 11.3




                              EARNINGS (LOSS) PER SHARE
                              FULLY DILUTED COMPUTATION
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1993 AND 1992
                  (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                          At December 31,
                                                      -----------------------
                                                          1993         1992
                                                      -----------  -----------
       Basis for computation of fully diluted
         earnings per share:

         Earnings (loss) before extraordinary item
          and cumulative effect of accounting change,
          as reported                                  $    (26.1)$      21.5
         Add interest charges on convertible debt             3.6         3.6
         Less provision for taxes                            (1.4)       (1.4)
                                                       ----------  ----------
         Earnings (loss) before extraordinary item
          and cumulative effect of accounting change,
          as adjusted                                       (23.9)       23.7
         Extraordinary loss - debt retirement               (23.8)
         Cumulative effect of accounting change                         (47.1)
                                                       ----------  ----------

         Net earnings (loss) applicable to
          common stock                                 $    (47.7) $    (23.4)
                                                       ==========  ==========

       Number of shares:

         Weighted average shares outstanding           23,585,531  22,095,379
         Conversion of convertible subordinated
           notes into common stock                      1,811,024   1,811,024
                                                       ----------  ----------
         Total common and common equivalent
          shares assuming full dilution                25,396,555  23,906,403
                                                       ==========  ==========

       Fully diluted earnings (loss) per share:

         Earnings (loss) before extraordinary item
          and cumulative effect of accounting change   $     (.94) $      .99
         Extraordinary loss - debt retirement                (.94)
         Cumulative effect of accounting change                        (1.97)
                                                       ----------  ----------
         Net earnings (loss)                           $    (1.88) $     (.98)
                                                       ==========  ==========

       This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.